UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 23, 2012

FEDERAL HOME LOAN BANK OF BOSTON

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51402	04-6002575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Boylston Street, 9th Floor
Boston, MA 02199

(Address of principal executive offices, including zip code)

(617) 292-9600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2012, the board of directors (the Board) of the Federal Home Loan Bank of Boston (the Bank) declared certain individuals elected in the Bank’s 2012 election of directors (the Annual Director Election) with each term to begin January 1, 2013, and end December 31, 2016. The Board is constituted of member and independent directors who are elected by the Bank’s members, as discussed under Item 10—Directors, Executive Officers, and Corporate Governance of the Bank’s 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2012 (the 2011 Annual Report).

The Board declared John F. Treanor elected as a member director. Mr. Treanor is an incumbent member director representing Rhode Island and has served as a Bank director since January 1, 2011. Mr. Treanor serves as a director of The Washington Trust Company and currently serves on the Board’s Audit and Governance/Government Relations Committees.

Since Mr. Treanor was the only nominee for the Rhode Island member directorship, the Bank issued a Current Report on Form 8-K on September 12, 2012 (after the nomination period closed), announcing that he had been “deemed” elected, as provided in applicable regulations of the Federal Housing Finance Agency (the Finance Agency).

In addition, after reviewing the results of the independent director election, the Board declared the following individuals elected as independent directors (together, with Mr. Treanor, the “Directors-elect”):

•                  Andrew J. Calamare, executive vice president of The Co-operative Central Bank, an incumbent director currently serving on the Board’s Executive, Audit, Governance/Government Relations, and Ad Hoc Remediation Committees; and

•                  Jay F. Malcynsky, president and managing partner of Gaffney, Bennett & Associates, Inc., an incumbent director currently serving on the Board’s Executive, Governance/Government Relations, Personnel, and Ad Hoc Remediation Committees.

The Board has not yet determined on which committees the Directors-elect will serve in 2013.

These elections took place in accordance with the rules governing the election of Federal Home Loan Bank directors specified in the Federal Home Loan Bank Act of 1932 (the Act) and the related regulations of the Finance Agency. For a description of the Bank’s director election process, see Item 10—Directors, Executive Officers, and Corporate Governance of the 2011 Annual Report.

The Bank is a cooperative and conducts business primarily with its members, who are required to own capital stock in the Bank as a prerequisite to transacting certain business with the Bank. Subject to the Act and Finance Agency regulations, the Bank may conduct business with members whose officers or directors serve on the Board, including:

•                  extending credit in the ordinary course of business to such members, on market terms that are no more favorable to such members than the terms of comparable transactions with other members;

•                  purchasing short- and long-term investments, at market rates, from such members or their affiliates;

•                  placing consolidated obligations (the Bank’s primary source of debt to fund its activities) using underwriters and dealers that may be affiliates of such members;

•                  entering into interest-rate-exchange agreements with such members or their affiliates as counterparties; and

•                  providing affordable housing benefits in conjunction with such members, or affiliates of such members.

All of the foregoing transactions are made in the ordinary course of the Bank’s business and are subject to the same Bank policies as transactions with the Bank’s members, housing associates, and third parties generally. For further information, see Item 13—Certain Relationships and Related Transactions, and Director Independence of the 2011 Annual Report. Pursuant to Finance Agency regulation, the Bank’s member directors, including Mr. Treanor, serve as officers or directors of Bank members.

The Bank expects to compensate the Directors-elect in accordance with the 2013 Bank’s Director Compensation Policy, a policy that has not yet been adopted. The Bank also expects to permit the Directors-elect to participate in the Bank’s nonqualified, unfunded, deferred compensation plan, under which each Bank director has the opportunity to defer all or a portion of the amount of compensation. The Bank also expects to make the Directors-elect eligible for reimbursement for reasonable travel, subsistence, and other related expenses incurred in connection with their services as Bank directors.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Annual Director Election was conducted by mail. No in-person meeting of the members was held in connection with the Annual Director Election. On October 23, 2012, the day after the ballot receipt deadline, the Bank tallied the preliminary voting results for the Annual Director Election, which the Board declared final as described in Item 5.02 of this Current Report.

Member Director Election Tally

As discussed in Item 5.02 of this Current Report, since Mr. Treanor was the only nominee for his directorship, there was no actual vote in that election.

Independent Director Election Tally

Messrs. Calamare and Malcynsky were the only nominees for the two independent directorships up for election in the Annual Director Election. Under Finance Agency regulations, each candidate for an independent directorship must receive at least 20 percent of the number of votes eligible to be cast in the election to be elected when the number of nominees is equal to the number of independent directorships to be filled in an election. The results of the vote for the independent directors are as follows:

Number of Eligible Ballots Received	231
Total Number of Members Eligible to Vote	461
Number of Potential Votes per Position	7,310,946
Finance Agency 20 Percent Threshold Requirement	1,462,189
Total Number of Votes Cast for the Two Positions	7,821,871

VOTES RECEIVED

Andrew J. Calamare (elected)	3,903,652
Jay F. Malcynsky (elected)	3,918,219

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Boston

Date: October 26, 2012	By:	/s/Frank Nitkiewicz

Frank Nitkiewicz
Executive Vice President and Chief Financial Officer